Exhibit 99.1

Contacts:	Matt Nichols (media) 425-882-6657

Tiffany Bradford (investors) 425-882-6629

MICROVISION ANNOUNCES PRICING OF PUBLIC COMMON STOCK OFFERING

REDMOND, Wash.—(BUSINESS WIRE)—November 27, 2009—Microvision, Inc. (NASDAQ: MVIS), a global leader in light scanning technologies, today announced the pricing of an underwritten public offering of approximately 3.3 million shares of its common stock to a single current institutional shareholder at a price of $3.00 per share. Microvision expects to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $9.3 million from the offering. Oppenheimer & Co. Inc. is the sole book-running manager and Craig Hallum Capital Group LLC is acting as co-manager for the offering. The offering is expected to close on December 2, 2009, subject to customary closing conditions.

Microvision intends to use the net proceeds of the offering for general corporate purposes, including, but not limited to, working capital and capital expenditures.

The securities described above are being offered by Microvision pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering. The offering may be made only by means of the prospectus supplement and the related prospectus relating to the proposed offering, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 4th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.

About Microvision, Inc.

Microvision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit the company’s website (www.microvision.com).

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to closing of the offering, as well as statements containing words like “intends,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.